Exhibit 10.4

HERON THERAPEUTICS, INC.

AMENDED AND RESTATED MANAGEMENT RETENTION AGREEMENT

This Amended and Restated Management Retention Agreement (this “Agreement”) is dated and effective as of April 3, 2026 (the “Effective Date”), by and between Mark Hensley (“Employee”) and Heron Therapeutics, Inc., a Delaware corporation (the “Company”). This Agreement is intended to provide Employee with certain benefits described herein upon the occurrence of specific events. The Company and the Employee may each be referred to herein as a “Party” and, collectively, as the “Parties”. As of the Effective Date, this Agreement amends, restates and supersedes in its entirety that Management Retention Agreement dated April 28, 2025 by and between the Parties (the “Prior Agreement”). Certain capitalized terms used herein have the meanings set forth in Section 3 below.

RECITALS

A.
The Company’s Board of Directors believes it is in the best interests of the Company and its shareholders to retain Employee and provide incentives to Employee to continue in the service of the Company.
B.
The Board of Directors further believes that it is imperative to provide Employee with certain benefits upon Employee’s Involuntary Termination, a Change of Control or an Asset Sale, which benefits are intended to provide Employee with financial security and provide sufficient income and encouragement to Employee to remain employed with the Company, notwithstanding the possibility of a Change of Control or Asset Sale.
C.
To accomplish the foregoing objectives, the Board of Directors has directed the Company, upon execution of this Agreement by Employee, to agree to the terms provided in this Agreement.

NOW THEREFORE, in consideration of the foregoing and the mutual covenants and premises contained in this Agreement, the receipt and sufficiency of which are hereby expressly acknowledged, the Parties agree as follows:

AGREEMENT

1.
At-Will Employment. The Company and Employee acknowledge that Employee’s employment is and shall continue to be at-will, as defined under applicable law, and that Employee’s employment with the Company may be terminated by either Party at any time for any or no reason. If Employee’s employment terminates for any reason, Employee shall not be entitled to any payments, benefits, damages, award or compensation other than as provided in this Agreement or otherwise agreed to by the Company. The terms of this Agreement shall terminate upon the earlier of: (i) the date on which Employee ceases to be employed as a corporate officer of the Company, other than as a result of an Involuntary Termination; or (ii) the date that all obligations of the Parties hereunder have been satisfied. A termination of the terms of this Agreement pursuant to the preceding sentence shall be effective for all purposes, except that such termination shall not affect the payment or provision of compensation or benefits on account of a termination of employment occurring prior to the termination of the terms of this Agreement. The rights and duties created by this Section 1 are contingent upon Employee’s release of claims against the Company (at the time of termination in a form reasonably satisfactory to the Company) and may not be modified in any way except by a written agreement executed by an officer of the Company upon direction from the Board of Directors.
2.
Benefits Upon Termination of Employment; Asset Sale.
(a)
Severance Upon Involuntary Termination. In the event that Employee suffers an Involuntary Termination at any time under circumstances other than as covered in paragraph 2(b) below, then in addition to all base salary and accrued and unused vacation benefits earned through the date of termination at the rate in effect at the time of termination, less standard deductions and withholdings (the “Accrued Benefits”), Employee will be entitled to receive severance benefits as follows (less standard deductions and withholdings): (i) an amount equal to twelve (12) months (the “Severance Period”) of the monthly base salary which Employee was receiving immediately prior to the Involuntary Termination payable in a lump sum on the first payroll date following the date the Release (as described in Section 4(b)) becomes effective and irrevocable; (ii) an amount equal to 100% of the greater of: (A) Employee’s target bonus for the year of the Involuntary Termination, or (B) the average bonus paid by the Company to Employee for services during each of the three 12-month periods (or such shorter period of time during which Employee was eligible for a bonus) prior to the Involuntary Termination date, payable in a lump sum on the first payroll date following the date the Release (as described in Section 4(b) becomes effective and irrevocable; and (iii) reimbursement for or continuation of payment by the Company of its portion of the health insurance benefits provided to Employee immediately prior to the Involuntary Termination pursuant to the terms of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) or other applicable law through the earlier of the end of the Severance Period or the date upon which Employee is no longer eligible for such COBRA or other benefits under applicable law. In addition, on the date of such Involuntary Termination, Employee’s Equity Awards that are then otherwise eligible to vest conditioned solely on Employee’s continued services shall immediately vest, become exercisable and/or the restrictions thereon lapse with respect to that number of shares of Company common stock that otherwise would have vested during the Severance Period had Employee’s employment continued until the end of the Severance Period. In addition, on the date of such Involuntary Termination, Employee’s performance-based stock option award shall immediately vest and become exercisable assuming a stock price goal achievement equal to the highest closing price of a share of Company common stock during the term of such option prior to such Involuntary Termination. Employee’s Equity Awards shall otherwise be subject to the terms of the plan and award agreement pursuant to which Equity Awards were granted.
(b)
Severance Upon a Change of Control Involuntary Termination. In the event that Employee suffers an Involuntary Termination within three (3) months prior to or eighteen (18) months following the effective date of a Change of Control, then in addition to Accrued Benefits, Employee will be entitled to receive severance benefits as follows (less standard deductions and withholdings): (i) an amount equal to twenty four (24) months (the “Change of Control Severance Period”) of the greater of (A) the monthly base salary which Employee was receiving immediately prior to the Involuntary Termination or (B) the monthly base salary which

Employee was receiving immediately prior to the Change of Control, in each case, payable in a lump sum on the first payroll date following the date the Release (as described in Section 4(b) becomes effective and irrevocable; (ii) an amount equal to 200% of the greater of: (A) Employee’s target bonus for the year of the Involuntary Termination, or (B) the average bonus paid by the Company to Employee for services during each of the three 12-month periods (or such shorter period of time during which Employee was eligible for a bonus) prior to the Involuntary Termination date, payable in a lump sum on the first payroll date following the date the Release (as described in Section 4(b)) becomes effective and irrevocable; and (iii) reimbursement for or continuation of payment by the Company of its portion of the health insurance benefits provided to Employee immediately prior to the Involuntary Termination pursuant to the terms of COBRA or other applicable law through the earlier of the end of the Change of Control Severance Period or the date upon which Employee is no longer eligible for such COBRA or other benefits under applicable law. In addition, on the date of such Involuntary Termination, Employee’s Equity Awards shall generally immediately vest, become exercisable and/or the restrictions thereon lapse with respect to one hundred percent (100%) of the shares of Company common stock subject thereto; provided, however, that with respect to any Equity Awards granted after the Effective Date with performance vesting conditions and a designated “target” vesting level and a “maximum” vesting level that is a multiple of the target vesting level, for purposes of determining the number of shares subject to such Equity Awards that will accelerate vesting, the performance vesting conditions will generally be deemed satisfied at the greater of: (A) the applicable level of performance attained through the date of Involuntary Termination, or (B) the target performance vesting level. In addition, if such Involuntary Termination occurs during the three-month period preceding a Change of Control, Employee’s performance-based stock option award shall remain outstanding through the date of such Change of Control (but no later than the original expiration date of such option) and shall vest upon such Change of Control as described in Employee’s offer letter with the Company. Employee’s stock options, restricted stock and other equity awards shall otherwise be subject to the terms of the plan and option or award agreement pursuant to which such options and other equity awards were granted. For the avoidance of doubt, the payments under this Section 2(b) (if applicable) shall be paid in lieu of, and not in addition to, any similar payments described in Section 2(a) with any amounts that may have been previously provided under Section 2(a) counting as payments under Section 2(b).
(c)
Termination for Cause. Notwithstanding any other provision of this Agreement to the contrary, if Employee’s employment is terminated for Cause at any time, then Employee shall not be entitled to receive payment of any severance benefits, or any continuation or acceleration of Equity Award vesting or relinquishment of forfeiture and transfer restrictions on Equity Awards. Employee will receive payment(s) for all Accrued Benefits.
(d)
Voluntary Resignation; Death, Disability. If Employee voluntarily resigns from the Company under circumstances which do not constitute an Involuntary Termination, or if Employee’s employment terminates as a result of Employee’s death or permanent disability, then Employee shall not be entitled to receive payment of any severance benefits, or Equity Award acceleration, or relinquishment of forfeiture and transfer restrictions on Equity Awards. Employee (or Employee’s estate or beneficiary, as applicable) will receive payment(s) for all Accrued Benefits.

(e)
Asset Sale and Equity Awards. Subject to Employee’s continued employment with the Company through the date of an Asset Sale, the Employee’s Equity Awards shall generally immediately vest, become exercisable and/or the restrictions thereon lapse with respect to one hundred percent (100%) of the shares of Company common stock subject thereto; provided, however, that with respect to any Equity Awards granted after the Effective Date with performance vesting conditions and a designated “target” vesting level and a “maximum” vesting level that is a multiple of the target vesting level, for purposes of determining the number of shares subject to such Equity Awards that will accelerate vesting, the performance vesting conditions will generally be deemed satisfied at the greater of: (A) the applicable level of performance attained through the date of the Asset Sale, or (B) the target performance vesting level.
3.
Definition of Terms. The following terms referred to in this Agreement shall have the following meanings:
(a)
“Affiliate” means, with respect to any specific entity, any other entity that, now or in the future, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified entity.
(b)
“Asset Sale” means the sale, exchange, or transfer of all or substantially all of the assets of the Company.
(c)
“Cause” means any of the following: (i) Employee’s theft, dishonesty, willful misconduct, breach of fiduciary duty for personal profit, or falsification of any Company or Affiliate documents or records; (ii) Employee’s material failure to abide by a Company’s or Affiliate’s code of conduct or other policies (including without limitation, policies relating to confidentiality and reasonable workplace conduct); (iii) Employee’s unauthorized use, misappropriation, destruction or diversion of any tangible or intangible asset or corporate opportunity of the Company or an Affiliate (including, without limitation, Employee’s improper use or disclosure of confidential or proprietary information); (iv) any intentional act by Employee which has a material detrimental effect on the Company or an Affiliate’s reputation or business; (v) Employee’s repeated failure or inability to perform any reasonable assigned duties after written notice from the Company or an Affiliate (including, without limitation, habitual absence from work for reasons other than illness), and a reasonable opportunity to cure, such failure or inability; (vi) any material breach by Employee of any employment or service agreement between Employee and the Company or an Affiliate, which breach is not cured pursuant to the terms of such agreement; or (vii) Employee’s conviction (including any plea of guilty or nolo contendere) of any criminal act involving fraud, dishonesty, misappropriation or moral turpitude, or which impairs Employee’s ability to perform his or her duties with the Company or an Affiliate.
(d)
“Change of Control” means the occurrence of either of the following:
(i)
an Ownership Change Event or a series of related Ownership Change Events (collectively, a “Transaction”) in which the stockholders of the Company immediately before the Transaction do not retain immediately after the Transaction, in substantially the same proportions as their ownership of shares of the Company’s voting stock immediately before the Transaction, direct or indirect beneficial ownership of more than fifty percent (50%) of the total combined voting power of the outstanding voting securities of the Company or such surviving entity immediately outstanding after the Transaction, or
(ii)
the closing of a Transaction involving a sale, exchange or transfer of all or substantially all of the Company’s assets in which the stockholders of the Company immediately before the Transaction do not retain immediately after the Transaction, in substantially the same proportions as their ownership of shares of the Company’s voting stock immediately before the Transaction, direct or indirect beneficial ownership of more than fifty percent (50%) of the total combined voting power of the entity to which the assets of the Company were transferred (the “Transferee”), as the case may be.

For purposes of the preceding sentence, indirect beneficial ownership shall include, without limitation, an interest resulting from ownership of the voting securities of one or more corporations or other business entities which own the Company, the surviving entity or the Transferee, as the case may be, either directly or through one or more subsidiary corporations or other business entities. The Board of Directors shall have the right to determine whether multiple sales or exchanges of the voting securities in the Company or multiple Ownership Change Events are related, and its determination shall be final, binding and conclusive. The Board of Directors may also, but need not, specify that other transactions or events constitute a Change of Control.

(e)
“Equity Awards” means the stock options, restricted stock, restricted stock units, performance stock units and other equity awards granted to Employee by the Company.
(f)
“Involuntary Termination” shall include any termination (i) by the Company other than for Cause (except due to Employee’s death or disability), (ii) other than due to permanent disability or death, and (iii) Employee’s voluntary termination within sixty days following the occurrence of any of the following events without Employee’s written consent: (i) a material reduction or change in job duties, responsibilities and requirements inconsistent with Employee’s position with the Company and Employee’s prior duties, responsibilities and requirements or a material negative change in Employee’s reporting relationship; (ii) a material reduction of Employee’s base compensation (other than in connection with a general decrease in base salaries for officers of the Company or successor corporation generally); or (iii) Employee’s refusal to relocate to a facility or location more than forty miles from the Company’s current location, provided that Employee will not resign due to such change, reduction or relocation without first providing the Company with written notice of the event or events constituting the grounds for his voluntary resignation within thirty days of the initial existence of such grounds and a reasonable cure period of not less than thirty days following the date of such notice, and Employee actually terminates employment within ninety days of such initial existence.
(g)
“Ownership Change Event” means the occurrence of any of the following with respect to the Company: (i) the direct or indirect sale or exchange in a single or series of related transactions by the stockholders of the Company of more than fifty percent (50%) of the voting stock of the Company; (ii) a merger or consolidation in which the Company is a party; or (iii) the sale, exchange, or transfer of all or substantially all of the assets of the Company.

4.
Limitation and Conditions on Payments.
(a)
Parachute Payments. In the event that the severance and other benefits provided for in this Agreement to the Employee: (i) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”); and (ii) but for this Section, would be subject to the excise tax imposed by Section 4999 of the Code, then the Employee’s severance benefits under Sections 2(a) and 2(b) shall be payable either:
(i)
in full; or
(ii)
as to such lesser amount which would result in no portion of such severance benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by the Employee on an after-tax basis, of the greatest amount of severance benefits under Section 2(a) and 2(b), notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code. Any determination required under this Section 4 shall be made in writing by independent public accountants selected by the Company (the “Accountants”), whose determination shall be conclusive and binding upon the Employee and the Company for all purposes. For purposes of making the calculations required by this Section 4, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Section 280G and 4999 of the Code. The Company and the Employee shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 4. Any reduction in severance benefits required by this Section 4 shall occur in a manner necessary to provide the Employee with the greatest economic benefit. If more than one manner of reduction of severance benefits necessary to arrive at the reduced amount yields the greatest benefit to the service provider, the payments and benefits shall be reduced pro rata.
(b)
Release Prior to Receipt of Benefits. Prior to the receipt of any benefits under Section 2(a) or 2(b) of this Agreement (other than any accrued compensation due under applicable law), Employee shall execute a release of claims agreement in the form provided by the Company (the “Release”) and such Release shall become effective and irrevocable not later than fifty-two (52) days following Employee’s employment termination. Such Release shall specifically relate to all of Employee’s rights and claims in existence at the time of such execution and shall confirm Employee’s obligations under the Company’s standard form of proprietary information agreement. In no event will severance benefits be provided to Employee until the Release becomes effective. In the event severance payments are delayed because of the effective date of the Release, the Company will pay Employee the severance payments, that Employee would otherwise have received under Section 2(a) or Section 2(b) as applicable on or prior to the effective date of the Release, on the first regular payroll pay day following the effective date of the Release, with the balance of the payments being paid as originally scheduled.

(c)
Cooperation. As a condition to the receipt of benefits under this Agreement, Employee agrees to be reasonably available to answer questions and provide information requested by the Company relating the transition of Employee’s role to Employee’s successor. In addition, as a condition to the receipt of benefits under this Agreement, Employee agrees to reasonably cooperate (with due regard given to Employee’s other commitments), (i) with the Company in the defense of any legal matter not adverse to Employee and involving any matter that arose during Employee’s employment with the Company or any of its affiliates; and (ii) with all government authorities on matters pertaining to any investigation, litigation or administrative proceeding pertaining to the Company or any of its affiliates, in each case, relating to Employee’s employment period and not adverse to Employee. The Company will reimburse Employee for any reasonable travel and out-of-pocket costs and expenses incurred by Employee in providing such cooperation.
(d)
Return of Company Property. Prior to the receipt of any benefits under this Agreement, Employee shall return all property belonging to the Company or its affiliates (including, but not limited to, any Company-provided laptops, computers, cell phones, wireless electronic mail devices or other equipment, or documents and property belonging to the Company). Employee may retain your address books (including as electronic files) provided that such items only include contact information.
5.
Section 409A. All severance payments to be made upon a termination of employment under this Agreement may be made only upon a “separation from service” within the meaning of Section 409A of the Code and the Department of Treasury regulations and other guidance promulgated thereunder. Notwithstanding any provision to the contrary in this Agreement, if Employee is deemed by the Company at the time of Employee’s separation from service to be a “specified employee” for purposes of Code Section 409A(a)(2)(B)(i), to the extent delayed commencement of any portion of the benefits to which Employee is entitled under this Agreement is required in order to avoid a prohibited distribution under Code Section 409A(a)(2)(B)(i), such portion of Employee’s benefits shall not be provided to Employee prior to the earlier of (i) the expiration of the six-month period measured from the date of Employee’s “separation of service” with the Company or (ii) the date of Employee’s death. Upon the first business day following the expiration of the applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this Section 5 shall be paid in a lump sum to Employee, and any remaining payments due under the Agreement shall be paid as otherwise provided herein. For purposes of Code Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), Employee’s right to receive installment payments under this Agreement shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment. It is intended that none of the severance payments and benefits to be provided hereunder will be subject to Section 409A of the Code and any ambiguities herein will be interpreted to be so exempt. Employee and the Company agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Employee under Section 409A of the Code. Notwithstanding anything to the contrary contained herein, to the extent that any amendment to this Agreement with respect to the payment of any severance payments or benefits would constitute under Code Section 409A a delay in a payment or a change in the form of payment, then such amendment must be done in a manner that complies with Code Section 409A(a)(4)(C).
6.
Restrictive Covenants.
(a)
Confidential Information. Employee acknowledges that the information, observations and data obtained by Employee while providing services to the Company concerning the business or affairs of the Company or any of its Affiliates (the “Company Group”) or any information of third parties with which the Company Group has been entrusted (“Confidential Information”) are the property of the Company Group. For clarity, Confidential Information includes, but is not limited to, information relating to any past, current or anticipated future business, product, service, process, or practice of the Company Group and/or their respective affiliates, subcontractors, agents, customers, clients, vendors, licensors, licensees, suppliers, or franchisees that is not generally available to the public through legitimate means and that any of the foregoing persons derives any tangible or intangible benefit from such information not being generally available to the public through legitimate means and includes, by way of example, trade secrets; inventions (whether or not patentable); professional and technical manuals; business forms and processes; computer systems (including hardware, software, databases and information technology systems); client service or other methodologies; sales and related forecasts; marketing and business development plans and strategies; client and prospective client files, lists and materials, and all other information related to clients or prospective clients; research materials; work product and deliverables; and project notes and plans. Employee agrees that he shall keep Confidential Information in strict confidence and shall not directly or indirectly disclose to any unauthorized person or use for his own account any Confidential Information without the prior written consent of the Board, unless and then only to the extent that the Confidential Information is or becomes generally known to and available for use by the public other than as a result of Employee’s acts or omissions to act or are obtained from a third party without restrictions on further disclosure. Employee shall deliver to the Company on the date of his separation from the Company, or at any other time the Company may request, all memoranda, notes, plans, records, reports, computer tapes and software and other documents and data (and copies thereof) relating to the Confidential Information, inventions, improvements and discoveries of the business of the Company Group which he may then possess or have under his control. For Confidential Information not constituting a trade secret within the meaning of applicable law, the foregoing covenants shall expire at the later of (i) three (3) years following the termination of Employee’s employment with or service to the Company for any reason or (ii) the maximum period permitted by applicable law. Notwithstanding the foregoing, nothing in this Agreement will limit or prevent Employee from: (a) reporting any good faith allegations of criminal conduct to appropriate officials; (b) participating in proceedings with or otherwise speaking to appropriate federal, state, or local enforcement agencies (including but not limited to the Equal Employment Opportunity Commission or the National Labor Relations Board (and any similar state or local entities or departments/divisions/commissions on human rights) or attorneys general); (c) making any truthful statements or disclosures permitted or required by law; (d) making other disclosures that are protected under whistleblower provisions of law; (e) responding to inquiries from, or otherwise cooperating with, any governmental or regulatory investigation; (f) requesting or receiving confidential legal advice; (g) discussing or disclosing information about unlawful acts in the workplace, such as harassment, discrimination, retaliation, or any other conduct that Employee has reason to believe is unlawful or that is recognized as a clear mandate against public policy; (h)

engaging in concerted activity protected under the National Labor Relations Act (the “NLRA”); or (i) testifying in an administrative, legislative, or judicial proceeding concerning alleged criminal conduct or alleged unlawful employment practices when required or requested pursuant to court order, subpoena, or written request by an appropriate agency or entity (the “Protected Activities”). Employee does not need prior authorization to engage in Protected Activities and is not required to notify the Company that Employee has engaged in any Protected Activities.
(b)
Defend Trade Secrets Act. Pursuant to the Defend Trade Secrets Act of 2016, the Parties acknowledge that Employee shall not have criminal or civil liability under any federal or state trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, if Employee files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Employee may disclose the trade secret to the Employee’s attorney and may use the trade secret information in the court proceeding, if the Employee (X) files any document containing the trade secret under seal and (Y) does not disclose the trade secret, except pursuant to court order.
(c)
Intellectual Property, Inventions, and Patents.

Employee acknowledges that all discoveries, concepts, ideas, inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports, patent applications, copyrightable work and mask work (whether or not including any Confidential Information) and all registrations or applications related thereto, all other proprietary information and all similar or related information (whether or not patentable) which relate to the Company Group’s actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by Employee (whether alone or jointly with others) while providing services to the Company Group, whether before or after the date of this Agreement (“Work Product”), belong to the Company Group. Employee shall promptly disclose such Work Product to the Board and, at the Company’s expense, perform all actions reasonably requested by the Board (whether during or after the period during which Employee provides services to the Company Group) to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorney and other instruments). Employee acknowledges that all Work Product shall be deemed to constitute “works made for hire” under the U.S. Copyright Act of 1976, as amended. To the extent effective, Employee is hereby advised that this paragraph regarding the Company Group’s ownership of Work Product does not apply to any invention for which no equipment, supplies, facilities or trade secret information of the Company Group was used and which was developed entirely on Employee’s own time, unless (i) the invention relates to the business of the Company Group or to the Company Group’s actual or demonstrably anticipated research or development or (ii) the invention results from any work performed by Employee for the Company Group. Specifically, if Employee is located in North Carolina, Employee hereby acknowledges that Employee has been notified of his rights under North Carolina General Statutes Section 66-57.1, which provides as follows:

THIS IS TO NOTIFY you in accordance with North Carolina General Statutes Section 66-57.1 that the foregoing Agreement between you and the Company does not apply to an invention you developed entirely on your own time without using the Company’s equipment, supplies, facility or trade secret information except for those inventions that (i) relate to the Company’s business or actual or demonstrably anticipated research or development, or (ii) result from any work performed by you for the Company. To the extent a provision in the foregoing Agreement purports to require you to assign an invention otherwise excluded under the preceding paragraph, the provision is against the public policy of North Carolina and is unenforceable.

(d)
Non-Competition and Non-Solicitation
(i)
As a condition to, and in further consideration of, the compensation and benefits being provided hereunder, (i) the Parties acknowledge and agree that the provision of Confidential Information, trade secrets and goodwill of the Company Group’s business are mutually agreed upon consideration for the purposes of the terms of this Section 6(c)(i) and (ii) Employee acknowledges that he has access to and shall become familiar with the Company Group’s trade secrets and with other Confidential Information concerning the Company Group, all of which items Employee has not previously been given and that Employee would not be given but for execution of this Agreement, and therefore, Employee agrees that, during the period beginning on the date hereof and ending twenty-four (24) months after the date on which Employee’s employment or other engagement with the Company or any of its Subsidiaries is terminated for any reason (the “Restricted Period”), he shall not, directly or indirectly, including through another person, either for Employee or for any other person, own any interest in, manage, control, participate in, consult with, render services for, permit Employee’s name to be used, be employed in an executive, managerial, administrative capacity by, or in any manner engage in, any business engaged directly or indirectly in any business or entity competing with the businesses of the Company Group as such businesses exist or are in process during the period in which Employee is employed by the Company or any of its Subsidiaries, within the State of North Carolina and any other geographical area in Employee engaged in such business or in which any of Employee’s clients or customers were located at any time during such period. For purposes of this Agreement, the term “participate” includes any direct or indirect interest in any enterprise, whether as an officer, director, employee, partner, sole proprietor, agent, representative, independent contractor, seller, franchisor, franchisee, creditor or owner. Nothing herein shall prohibit Employee from being a passive owner of not more than 2% of the outstanding stock of any class of a corporation which is publicly traded, so long as Employee has no active participation in the business of such corporation.
(ii)
In addition, during the Restricted Period, Employee shall not directly or indirectly through another person or entity (i) induce or attempt to induce any employee or independent contractor of the Company Group to leave the employ of the Company Group, or in any way interfere with the relationship between the Company Group and any employee thereof, (ii) hire any person who is an employee of or service provider for the Company Group or (iii) induce or attempt to solicit or induce any customer, supplier, distributor, licensee, licensor, or franchisee of the

Company Group with whom Employee had contact or about whom Employee received Confidential Information while employed by the Company or the Company Group to cease or refrain from doing business with, or otherwise modify adversely its relationship with, the Company Group, or in any way interfere with the relationship between any such customer, supplier, or licensee and the Company Group.
(iii)
Employee agrees that he shall not make, either publicly or privately, verbally or in writing, any false and derogatory, disparaging, or maliciously untruthful statements or communications regarding the Company Group or their employees. Notwithstanding the foregoing, nothing in this Agreement shall be construed as prohibiting or in any way limiting Employee from engaging in Protected Activities.
(iv)
If, at the time of enforcement of Section 6, a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the Parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law. Employee acknowledges that the restrictions contained in this Section 6 are reasonable and that he has reviewed the provisions of this Agreement with his legal counsel.
(v)
In addition, in the event of a breach or violation by Employee of this Section 6, the Restricted Period shall be automatically extended by the amount of time between the initial occurrence of the breach or violation and when such breach or violation has been duly cured.
(vi)
Employee acknowledges and agrees that Employee’s receipt of the consideration set forth in this Agreement, including but not limited to the severance payments and benefits set forth in Section 2, is expressly conditioned upon Employee’s compliance with the provisions of this Section 6. In the event of a breach or a threatened breach by Employee of any of the provisions of this Section 6, the Company Group would suffer irreparable harm, and in addition and supplementary to other rights and remedies existing in its favor, the Company Group shall be entitled to specific performance and/or injunctive or other equitable relief from a court of competent jurisdiction in order to enforce or prevent any violations of the provisions hereof (without posting a bond or other security). Further, in the event of a breach or a threatened breach by Employee of any of the provisions of this Section 6, the Company shall immediately cease payment of any outstanding severance payments or benefits to Employee and shall request immediate repayment of any severance payments or benefits already paid to Employee.
(vii)
Employee acknowledges that Employee has been provided with at least five (5) days to consider the covenants in the Agreement, although Employee may execute the Agreement prior to the expiration of that five (5) day period. Employee further acknowledges that Employee has the right to consult with an attorney prior to executing the Agreement.
7.
Conflicts. Employee represents that Employee’s performance of all the terms of this Agreement will not breach any other agreement to which Employee is a party. Employee has not, and will not during the term of this Agreement, enter into any oral or written agreement in conflict with any of the provisions of this Agreement. Employee further represents that Employee is entering into or has entered into an employment relationship with the Company of Employee’s own free will and that Employee has not been solicited as an employee in any way by the Company.

In Employee’s role with the Company, Employee shall devote his full-time professional efforts, attention, and energies to the business of the Company. Subject to and in accordance with this Section 6, except with the prior written consent of the Company, which shall not be unreasonably withheld, Employee will not, while employed by the Company, undertake or engage in any other employment, occupation, or business enterprise that would interfere with Employee’s responsibilities and the performance of Employee’s duties hereunder. The Company acknowledges that as long as such activities do not interfere with Employee’s responsibilities and the performance of Employee’s duties hereunder, Employee shall be permitted to continue to (a) provide consulting services to clients of Capstone Strategies, LLC, and (b) serve as a board member of companies/organizations; in each case, provided that they do not compete with the Company.

8.
Successors. Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. The terms of this Agreement and all of Employee’s rights hereunder and thereunder shall inure to the benefit of, and be enforceable by, Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
9.
Notice. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. Mailed notices to Employee shall be addressed to Employee at the home address which Employee most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.
10.
Miscellaneous Provisions.
(a)
No Duty to Mitigate. Employee shall not be required to mitigate the amount of any payment contemplated by this Agreement (whether by seeking new employment or in any other manner), nor shall any such payment be reduced by any earnings that Employee may receive from any other source.

(b)
Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Employee and by an authorized officer of the Company (other than Employee). No waiver by either Party of any breach of, or of compliance with, any condition or provision of this Agreement by the other Party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.
(c)
Whole Agreement. No agreements, representations or understandings (whether oral or written and whether express or implied) which are not expressly set forth in this Agreement have been made or entered into by either Party with respect to the subject matter hereof. This Agreement supersedes any agreement of the same title and concerning similar subject matter dated prior to the Effective Date, including but not limited to the Prior Agreement, and by execution of this Agreement both Parties agree that any such predecessor agreement, including but not limited to Prior Agreement, shall be deemed null and void.
(d)
Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of North Carolina without reference to conflict of laws provisions.
(e)
Severability. If any term or provision of this Agreement or the application thereof to any circumstance shall, in any jurisdiction and to any extent, be invalid or unenforceable, such term or provision shall be ineffective as to such jurisdiction to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining terms and provisions of this Agreement or the application of such terms and provisions to circumstances other than those as to which it is held invalid or unenforceable, and a suitable and equitable term or provision shall be substituted therefore to carry out, insofar as may be valid and enforceable, the intent and purpose of the invalid or unenforceable term or provision.
(f)
Arbitration. To ensure the rapid and economical resolution of disputes that may arise in connection with Employee’s employment with the Company, Employee and the Company agree that any and all disputes, claims, or causes of action, in law or equity, arising from or relating to Employee’s employment, or the termination of that employment, will be resolved pursuant to the Federal Arbitration Act (“FAA”) and to the fullest extent permitted by law, by final, binding and confidential arbitration governed by the FAA and conducted by JAMS or its successors, under the then current rules of JAMS for employment disputes, currently available at https://www.jamsadr.com/rules-employment-arbitration; provided that the arbitrator shall: (i) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (ii) issue a written arbitration decision including the arbitrator’s essential findings and conclusions and a statement of the award. Both Employee and the Company shall be entitled to all rights and remedies that either Employee or the Company would be entitled to pursue in a court of law. The Company shall pay all fees, including the arbitrator’s fee. Nothing in this Agreement is intended to prevent either Employee or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.
(g)
Legal Fees and Expenses. The Parties shall each bear their own expenses, legal fees and other fees incurred in connection with this Agreement.

(h)
No Assignment of Benefits. The rights of any person to payments or benefits under this Agreement shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including (without limitation) bankruptcy, garnishment, attachment or other creditor’s process, and any action in violation of this Section 10(h) shall be void.
(i)
Employment Taxes. All payments made pursuant to this Agreement will be subject to withholding of applicable income and employment taxes.
(j)
Assignment by Company. The Company may assign its rights under this Agreement to an Affiliate, and an Affiliate may assign its rights under this Agreement to another Affiliate of the Company or to the Company. In the case of any such assignment, the term “Company” when used in a section of this Agreement shall mean the corporation that actually employs the Employee. Because of the unique and personal nature of the Employee’s duties under this Agreement, neither this Agreement nor any rights or obligations under this Agreement are assignable or delegable by the Employee. This Agreement shall be binding upon and inure to the benefit of the (i) Company and its successors, assigns and legal representatives and (ii) Employee and his or her heirs, executors, personal representatives, administrators and legal representatives.
(k)
Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.
(l)
Amendment. This Agreement cannot be amended or modified except by a written agreement signed by the Employee and the Company.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

HERON THERAPEUTICS, INC. By: /s/ Craig Collard Name: Craig Collard Title: Chief Executive Officer
EMPLOYEE By: /s/ Mark Hensley Name: Mark Hensley Address: